Exhibit 99.1

For information, contact:

Media – Susan Moore (713) 309-4645

Investors – Doug Pike (713) 309-4590

Lyondell Reports Fourth-Quarter and Full-Year 2006 Results

Highlights

–	Full Year
–	Net income – $735 million or $2.83 per share
–	$204 million year-to-year improvement
–	Acquisition of partner’s share of Houston refinery
–	Debt repayment of $917 million brings total to more than $2.5 billion since September 2004
–	Fourth Quarter 2006
–	Net income – $228 million or 87 cents per share
–	Record refining results

HOUSTON (Jan. 25, 2007) – Lyondell Chemical Company (NYSE: LYO) today announced net income for the fourth quarter 2006 of $228 million, or 87 cents per share on a fully diluted basis. For the full year 2006, Lyondell had net income of $735 million, or $2.83 per share. Comparisons with prior quarter and 2005 are available in the following table.

Table 1 – Lyondell Earnings Summary (a)

Millions of dollars, except per share amounts	4Q 2006	4Q 2005	3Q 2006	Full Year 2006	Full Year 2005
Sales and other operating revenues	$6,245	$5,000	$6,154	$22,228	$18,606
Net income	228	141	57	735	531
Basic earnings per share	0.92	0.57	0.23	2.97	2.16
Diluted earnings per share (b)	0.87	0.54	0.22	2.83	2.04
Basic weighted average shares outstanding (millions)	248.4	246.7	247.7	247.6	245.9
Diluted weighted average shares outstanding (millions) (b)	261.4	260.3	260.5	260.3	259.9

(a)	Results include the operations of Houston Refining LP (“Houston Refining”) prospectively from August 16, 2006. Prior to August 16, 2006, Lyondell’s 58.75 percent interest in Houston Refining was accounted for as an equity investment.
(b)	Includes the dilutive effect of the convertible debentures, stock options and warrants.

Lyondell Chemical Company

www.lyondell.com

In 2006, business conditions and results continued to be strong in the ethylene, propylene oxide and refining segments. In addition, 2006 results benefited from Lyondell’s full ownership of the Houston refinery and the new market-based crude supply contract that began in August.

Fourth-quarter financial results also benefited from a very strong performance in refining and solid results in the ethylene segment. Propylene oxide segment results declined primarily due to seasonally lower fuel product (MTBE/ETBE) margins and costs related to the U.S. MTBE conversion. Inorganic chemicals results were negatively impacted by production outages in the United States and Europe and slow sales related to reduced U.S. housing activity.

Additionally, results reflect the following:

Table 2 – Charges (Benefits) Included in Lyondell’s Results

Millions of dollars	4Q 2006	4Q 2005	3Q 2006	Full Year 2006	Full Year 2005
Pretax charges (benefits):
Debt retirement charges	$19	$17	$21	$40	$45
Mutual insurance consortia losses, net (a)	(4)	12	10	11	56
Refining segment contract termination cost (b)	–	–	176	176	–
Lake Charles ethylene facility impairment (c)	–	–	106	106	–
Lake Charles TDI plant impairment (d)	–	–	–	–	195
Houston Refining LP – related settlement (e)	–	–	–	(70)	–
Hurricane (estimated lost production)	–	75	–	–	150 - 175
After-tax effect of net (credits) charges (f)	(16)	68	203	171	290 - 306
Effect on diluted earnings per share	(0.06)	0.26	0.78	0.66	1.11 - 1.18

(a)	Includes a fourth quarter 2006 benefit recognized by Lyondell of $14 million representing insurance proceeds in partial resolution of Houston Refining’s outstanding claims.
(b)	Represents Lyondell’s 58.75 percent share of the $300 million cost to terminate Houston Refining’s previous crude supply agreement.
(c)	Represents impairment of the net book value of the Lake Charles, La., ethylene facility, which is part of the Ethylene, Co-Products & Derivatives segment.
(d)	Represents impairment of the net book value of the Lake Charles, La., toluene diisocyanate (TDI) facility, which is part of the PO & Related Products segment.
(e)	Represents the impact of the resolution of various matters among Houston Refining, its owners and their affiliates.
(f)	The estimated annual effective income tax rate was 39 percent for the first nine months of 2006. For the full year 2006, the average effective income tax rate was reduced to 36 percent, due primarily to a reduction in the statutory income tax rate in the Netherlands, reducing the provision for income taxes for the first nine months of 2006 by $26 million, resulting in an income tax benefit in the fourth quarter 2006.

“Lyondell had another good year in 2006, as the chemical cycle stayed strong and our key chemical businesses – ethylene and propylene oxide – continued to perform well. The year was highlighted by our acquisition of our partner’s share of the Houston refinery and the implementation of the new market-based crude supply contract. The value of this transaction is evident in our fourth-quarter results,” said Dan F. Smith, president and CEO of Lyondell Chemical Company. “We believe that continued strength in the chemical and refining cycles and our full ownership of the refinery position us well in 2007 and beyond.”

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OUTLOOK

Thus far in 2007, underlying business fundamentals continue to be sound. In the ethylene chain, prices that were under pressure during the fourth quarter have generally stabilized. In addition, raw material costs have declined and producer inventories have been reduced, all resulting in strengthening sales volumes and margins. Propylene oxide and PO derivatives remain quite strong, while fuel product margins are at typically low seasonal levels. Refining margins have followed a typical winter decline, and first-quarter results will be negatively impacted by planned maintenance. The inorganic chemicals segment should benefit from the correction of fourth-quarter operational issues.

“Looking ahead, fundamental supply and demand conditions across our product lines should be relatively unchanged from 2006, setting the stage for a third consecutive year of strong earnings and cash flow. We stand to benefit from a full year of refinery ownership, and I expect that decisions regarding the inorganics business will be made in the coming weeks,” said Smith. “Our financial strategy has proven to be very successful. We have repaid more than $2.5 billion of debt over the past two-plus years, and I see no reason why we cannot continue at this pace or more rapidly during 2007.”

LYONDELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

Lyondell operates in four segments: 1) Ethylene, co-products and derivatives; 2) PO and related products; 3) Inorganic chemicals; and 4) Refining.

Ethylene, Co-products and Derivatives Segment – The primary products of this segment are ethylene, ethylene co-products (propylene, butadiene and benzene), and derivatives of ethylene (polyethylene, ethylene oxygenates and vinyl acetate monomer or VAM).

Table 3 – Ethylene, Co-Products & Derivatives Financial Overview (a)

Millions of dollars	4Q 2006	4Q 2005	3Q 2006	Full Year 2006	Full Year 2005
Sales and other operating revenues	$3,091	$3,380	$3,603	$13,247	$12,191
Operating income (b)	214	337	173	867	950
EBITDA (b) (c)	313	438	372	1,361	1,334

(a)	See Table 7 for additional segment information.
(b)	Operating income for the third quarter and full year 2006 included an impairment charge of $106 million, which is excluded from EBITDA.
(c)	See Table 10 for a reconciliation of segment EBITDA to net income of Lyondell.

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4Q06 v. 3Q06 – Ethylene and ethylene derivative product sales volumes decreased by approximately 25 million pounds (approximately 1 percent) versus the third quarter 2006. Compared with the third quarter, our quarterly average prices for ethylene and polyethylene decreased by approximately 9 cents per pound and the ethylene glycol price decreased by approximately 1 cent per pound. The company’s average cost-of-ethylene-production metric (COE) declined by approximately 4 cents per pound versus the third quarter. Acetyls results improved by approximately $15 million primarily due to increased margins.

4Q06 v. 4Q05 – Ethylene and ethylene derivative product sales volumes were comparable to the fourth quarter 2005. The quarterly average prices for ethylene and polyethylene decreased by approximately 15 cents per pound and the ethylene glycol price decreased by approximately 3 cents per pound. The company’s average COE metric decreased by approximately 6 cents per pound. Acetyls results improved by approximately $35 million primarily due to increased margins as raw material costs declined while methanol sales prices increased.

2006 v. 2005 – Ethylene and ethylene derivative product sales volumes increased by approximately 60 million pounds (0.5 percent). The average price for ethylene and polyethylene increased by approximately 2 cents and 3 cents per pound, respectively, while the price of ethylene glycol declined by approximately 1 cent per pound. The company’s average COE metric increased by approximately 2 cents per pound. Acetyls results improved by approximately $20 million due to increased margins.

PO and Related Products Segment – The principal products of the PO and related products segment include PO, PO derivatives (propylene glycol, propylene glycol ethers, butanediol and butanediol derivatives), styrene, fuel products (methyl tertiary butyl ether [MTBE] and ethyl tertiary butyl ether [ETBE]), and toluene diisocyanate (TDI).

Table 4 – PO & Related Products Financial Overview (a)

Millions of dollars	4Q 2006	4Q 2005	3Q 2006	Full Year 2006	Full Year 2005
Sales and other operating revenues	$1,712	$1,645	$1,900	$7,019	$6,568
Operating income (b)	45	35	133	403	316
EBITDA (b) (c)	105	104	195	645	757

(a)	See Table 7 for additional segment information.
(b)	Operating income for the third quarter and full year 2005 included an impairment charge of $195 million, which is excluded from EBITDA.
(c)	See Table 10 for a reconciliation of segment EBITDA to net income of Lyondell.

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4Q06 v. 3Q06 – Overall segment results declined by $90 million versus the third quarter 2006. Fuel product results declined by approximately $70 million due to a combination of seasonally lower margins, which declined by approximately 35 cents per gallon, and the planned and unplanned downtime of the U.S. MTBE unit (approximately $35 million). PO and PO derivative results declined by approximately $20 million primarily due to planned maintenance and lower volumes. TDI results improved by approximately $15 million primarily due to increased margins. Styrene results were comparable.

4Q06 v. 4Q05 – Overall segment results were relatively unchanged versus the fourth quarter 2005. TDI results increased by approximately $55 million due to lower ongoing operating costs resulting from last year’s shutdown of the Lake Charles TDI facility as well as increased prices. Fuel product results declined by approximately $20 million primarily due to costs related to modifications to the U.S. MTBE unit. PO and PO derivative results were comparable. Styrene results declined by approximately $20 million.

2006 v. 2005 – Overall segment results declined by $112 million versus 2005. The decline was primarily attributed to the unusual strength of MTBE margins during the third quarter of 2005. Fuel product results during 2006 declined by $200 million versus 2005. Although still poor, TDI results improved by approximately $135 million (excluding 2005 impairment charges) due to lower operating costs related to the 2005 shutdown of the Lake Charles TDI plant as well as increased prices. PO and PO derivative results were relatively unchanged versus 2005 while lower styrene margins resulted in a $40 million decline in results.

Inorganic Chemicals Segment – The principal product of the inorganic chemicals segment is titanium dioxide (TiO2).

Table 5 – Inorganic Chemicals Financial Overview (a)

Millions of dollars	4Q 2006	4Q 2005	3Q 2006	Full Year 2006	Full Year 2005
Sales and other operating revenues	$312	$355	$341	$1,354	$1,360
Operating income (loss)	(35)	(3)	(5)	(15)	18
EBITDA (b)	(10)	26	25	92	128

(a)	See Table 7 for additional segment information.
(b)	See Table 10 for a reconciliation of segment EBITDA to net income of Lyondell.

4Q06 v. 3Q06 – Sales volumes declined by approximately 13,000 metric tons versus the third quarter due to operating issues at two facilities and lower U.S. demand reflecting normal seasonal trends and lower housing demand. Average sales prices were unchanged, as

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European and Asian price increases were offset by declines in the United States. Increased costs primarily related to the operating issues reduced quarterly results by approximately $20 million.

4Q06 v. 4Q05 – Sales volumes declined by approximately 26,000 metric tons versus the fourth quarter of 2005 due to operating issues and lower U.S. demand, reducing results by approximately $20 million. Two primary factors contributed to a decline in U.S. sales volumes: unusually strong demand in 2005 following hurricane damage to a competitor’s facility and lower U.S. housing activity in 2006. Average sales prices increased by approximately $45 per ton as European and Asian prices increased while North and South American prices declined.

2006 v. 2005 – Sales volumes declined by 24,000 metric tons versus 2005 primarily due to the fourth-quarter issues described above. Sales prices increased by approximately $34 per ton; however, this was only sufficient to offset increased raw material, distribution and utility costs.

Refining Segment – Lyondell owned a 58.75 percent interest in Houston Refining LP (formerly known as LYONDELL-CITGO Refining LP) prior to Aug. 16, 2006, at which time Lyondell purchased the remaining 41.25 percent interest from CITGO Petroleum Corporation. Prior to Aug. 16, Lyondell’s interest was accounted for by the equity method. As a result of the acquisition, Houston Refining’s operations are consolidated from Aug. 16. The following review is on a 100-percent basis.

Table 6 – Refining Financial Overview – 100% Basis (a)

Millions of dollars	4Q 2006	4Q 2005	3Q 2006	Full Year 2006	Full Year 2005
Sales and other operating revenues	$2,065	$1,440	$2,288	$8,858	$6,741
Operating income (loss) (b)	302	(23)	(98)	529	232
EBITDA (b) (c)	357	7	(54)	690	348

(a)	The Refining segment information presented above represents the historical operating results of Houston Refining on a 100 percent basis, and reflects purchase accounting adjustments from August 16, 2006. See Table 7 for additional segment information.
(b)	Operating income and EBITDA for the full year 2006 include a third quarter 2006 charge of $300 million for the termination of the previous crude supply agreement.
(c)	See Table 10 for a reconciliation of segment EBITDA to net income of Houston Refining.

4Q06 v. 3Q06 – Compared with the third quarter, the refinery benefited from operating a full quarter under the new contract, the timing of purchases and sales, and a favorable mix of Venezuelan crude. Additionally, refining results benefited by approximately $25 million due to strong operations and premium product margins as the refinery processed an additional 5,000

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barrels per day of crude versus the third quarter. A partial resolution of insurance claims benefited the fourth quarter by $14 million.

4Q06 v. 4Q05 – Results improved substantially as compared to the fourth quarter of 2005 when an operating upset severely impacted operations.

2006 v. 2005 – Crude processing rates during 2006 averaged 269,000 barrels per day versus 217,000 barrels per day in 2005. The absence of planned and unplanned downtime as experienced in 2005, improved 2006 margins, and the impact of operating under the new market-based contract for five months of 2006 each contributed to record results in the refining segment.

Cash Distributions and Debt Reduction

Equistar Chemicals, LP to Lyondell Chemical Company and Millennium Chemicals Inc. – Lyondell Chemical Company received $141 million of distributions from Equistar during the fourth quarter 2006 and $405 million for the full year 2006. Millennium received $59 million from Equistar during the fourth quarter 2006 and $170 million for the full year 2006.

Houston Refining LP to Lyondell Chemical Company – Prior to Lyondell’s August acquisition of the remaining share of Houston Refining, net distributions to Lyondell totaled $126 million. All results are consolidated after the acquisition.

Millennium to Lyondell Chemical Company – There were no dividends paid by Millennium to Lyondell Chemical Company during 2006.

Debt Reduction – During the fourth quarter, Lyondell repaid $465 million of debt, including $435 million at the Lyondell parent company and $30 million at Millennium. For the full year 2006, Lyondell repaid $917 million of debt, including $486 million at the Lyondell parent company, $150 million at Equistar and $281 million at Millennium.

Receivable Facilities Utilization – As of Dec. 31, 2006, Lyondell’s receivable facility was utilized by $100 million and Equistar’s receivable facility was unutilized.

CONFERENCE CALL

Lyondell will host a conference call today, Jan. 25, 2007, at 11:30 a.m. Eastern Time (ET). Participating on the call will be: Dan F. Smith, President and CEO; Morris Gelb, Executive Vice President and COO; T. Kevin DeNicola, Senior Vice President and CFO; and Doug Pike, Vice President of Investor Relations. The dial-in numbers are 888-391-2385 (U.S. – toll free) and

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517-645-6239 (international). The pass code for each is Lyondell. The call will be broadcast live on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

A replay of the call will be available from 1:30 p.m. ET Jan. 25 to 6 p.m. ET on Feb. 2. The dial-in numbers are 866-465-1303 (U.S.) and 203-369-1420 (international). The pass code for each is 5549. Web replay will be available at 2:30 p.m. ET Jan. 25 on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including this earnings release, will be available at 11:30 a.m. ET Jan. 25 at www.lyondell.com/earnings.

ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline-blending components. Lyondell is a global company operating on five continents and employs approximately 11,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, availability, cost and price volatility of raw materials and utilities; supply/demand balances; industry production capacities and operating rates; uncertainties associated with the U.S. and worldwide economies; legal, tax and environmental proceedings; cyclical nature of the chemical and refining industries; operating interruptions; current and potential governmental regulatory actions; terrorist acts; international political unrest; competitive products and pricing; Lyondell’s ability to implement its business strategies, including whether the expected benefits of Lyondell’s acquisition of Houston Refining are achieved to the extent and in the time period anticipated; risks of doing business outside of the U.S.; access to capital markets; technological developments; and other risk factors. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell, Equistar and Millennium Annual Reports on Form 10-K for the year ended December 31, 2005, Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006 and Annual Reports on Form 10-K for the year ended December 31, 2006 which will be filed with the SEC by March 1, 2007.

###

SOURCE: Lyondell Chemical Company; Equistar Chemicals, LP; Millennium Chemicals Inc.

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Table 7—Selected Unaudited Segment Financial Information (a)

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2006	December 31,
(Millions of dollars)	2006	2005		2006	2005
Sales and other operating revenues: (b)
Ethylene, Co-Products & Derivatives	$3,091	$3,380	$3,603	$13,247	$12,191
PO & Related Products	1,712	1,645	1,900	7,019	6,568
Inorganic Chemicals	312	355	341	1,354	1,360
Refining	2,065	1,440	2,288	8,858	6,741

Operating income (loss):
Ethylene, Co-Products & Derivatives (c)	$214	$337	$173	$867	$950
PO & Related Products (d)	45	35	133	403	316
Inorganic Chemicals	(35)	(3)	(5)	(15)	18
Refining (e)	302	(23)	(98)	529	232

Depreciation and amortization:
Ethylene, Co-Products & Derivatives	$98	$102	$94	$386	$388
PO & Related Products	62	58	57	234	235
Inorganic Chemicals	22	22	24	95	98
Refining	55	30	44	161	116

EBITDA: (f)
Ethylene, Co-Products & Derivatives	$313	$438	$372	$1,361	$1,334
PO & Related Products	105	104	195	645	757
Inorganic Chemicals	(10)	26	25	92	128
Refining (e)	357	7	(54)	690	348

Capital expenditures:
Ethylene, Co-Products & Derivatives	$65	$52	$44	$175	$155
PO & Related Products	14	8	21	68	36
Inorganic Chemicals	12	21	19	54	53
Refining	69	55	61	238	176

(a)	See Table 9 for a reconciliation of segment information for the three months and twelve months ended December 31, 2006 and 2005 and for the three months ended September 30, 2006 to consolidated Lyondell financial information. The Refining information presented above represents operating results of Houston Refining on a 100 percent basis. Lyondell acquired the remaining 41.25 percent of Houston Refining on August 16, 2006 (the "August 2006 Acquisition"). From August 16, 2006, depreciation and amortization, as well as operating income, reflect the effects of that acquisition. See Table 15 for additional Houston Refining financial information.
(b)	Sales include sales to affiliates and intersegment sales.
(c)	Includes a $106 million charge for the three months ended September 30, 2006 and twelve months ended December 31, 2006 for the impairment of the net book value of the Lake Charles, La., ethylene facility.
(d)	Includes a $195 million charge for the twelve months ended December 31, 2005 for the impairment of the net book value of the Lake Charles, La., TDI facility.
(e)	Includes a $300 million charge for the three months ended September 30, 2006 and twelve months ended December 31, 2006 for the termination of Houston Refining's previous crude supply agreement.
(f)	See Table 10 for reconciliation of segment EBITDA to net income.

Table 8—Selected Segment Operating Information (a) (b)

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2006	December 31,
	2006	2005		2006	2005
Selected Segment Sales Volumes:
Ethylene, Co-Products and Derivatives (in millions)
Ethylene and derivatives (pounds)	2,810	2,799	2,836	11,447	11,389
Polyethylene included above (pounds)	1,371	1,258	1,353	5,546	5,345
Co-products, nonaromatic (pounds)	1,956	1,954	2,171	8,247	7,749
Aromatics (gallons)	92	103	89	358	412

PO and Related Products (in millions)
PO and derivatives (pounds)	783	831	813	3,193	3,236
Co-products:
Styrene monomer (pounds)	1,027	905	1,208	4,248	3,885
MTBE and other TBA derivatives (gallons)	280	300	321	1,188	1,178

Inorganic Chemicals (thousand metric tons)
TiO2	136	162	149	594	618

Refined products (thousand barrels per day)
Gasoline	110	66	112	113	104
Diesel and heating oil	90	63	84	90	80
Jet fuel	21	8	22	16	13
Aromatics	8	8	7	7	8
Other refined products	124	90	112	117	86

Total refined products volumes	353	235	337	343	291

Refining Metrics:
Crude processing rates (thousand barrels per day)	275	169	270	270	217

Throughput margin ($ per barrel) (c)	20.16
Market margins ($ per barrel): (d)
WTI 2-1-1	7.52
WTI-Maya	13.02

Total	20.54

(a)	The Refining information presented above represents the operating results of Houston Refining on a 100 percent basis.
(b)	Sales volumes include sales to affiliates and intersegment sales.
(c)	As a result of Lyondell's acquisition of 100 percent of Houston Refining, beginning with the fourth quarter 2006, Lyondell is providing throughput margin per barrel information for the refining segment. Throughput margin per barrel is a statistic that is commonly reported by independent refiners, and management believes that it provides useful information to help investors, financial analysts and the public analyze and evaluate refining segment performance compared to other refiners and to industry benchmarks. Lyondell's presentation of throughput margins for the refining segment should not be considered as an alternative to GAAP measures such as refining segment revenues and operating income. See Table 15 for calculation of throughput margin and reconciliation to Refining segment operating income. The throughput margin is divided by the number of barrels of crude oil processed in the quarter to derive the margin per barrel.
(d)	Market margins are reported by Platts, a division of The McGraw-Hill Companies.

Table 9—Reconciliation of Segment Information to Consolidated Lyondell Financial Information

(Millions of dollars)	Sales and other operating revenues	Operating income (loss)	Depreciation and amortization	Capital expenditures

For the three months ended December 31, 2006:

Segment Data
Ethylene, Co-Products & Derivatives	$3,091	$214	$98	$65
PO & Related Products	1,712	45	62	14
Inorganic Chemicals	312	(35)	22	12
Refining (a)	2,065	302	55	69
Other (b)	(935)	(12)	1	1

Total	$6,245	$514	$238	$161

For the three months ended December 31, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$3,380	$337	$102	$52
PO & Related Products	1,645	35	58	8
Inorganic Chemicals	355	(3)	22	21
Other (b)	(380)	(6)	2	3

Total	$5,000	$363	$184	$84

For the three months ended September 30, 2006:

Segment Data
Ethylene, Co-Products & Derivatives	$3,603	$173	$94	$44
PO & Related Products	1,900	133	57	21
Inorganic Chemicals	341	(5)	24	19
Refining (a)	1,083	81	28	29
Other (b)	(773)	—	2	2

Total	$6,154	$382	$205	$115

For the twelve months ended December 31, 2006:

Segment Data
Ethylene, Co-Products & Derivatives	$13,247	$867	$386	$175
PO & Related Products	7,019	403	234	68
Inorganic Chemicals	1,354	(15)	95	54
Refining (a)	3,148	383	83	98
Other (b)	(2,540)	(17)	7	5

Total	$22,228	$1,621	$805	$400

For the twelve months ended December 31, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$12,191	$950	$388	$155
PO & Related Products	6,568	316	235	36
Inorganic Chemicals	1,360	18	98	53
Other (b)	(1,513)	(16)	8	5

Total	$18,606	$1,268	$729	$249

(a)	The Refining segment information reflects the consolidation of Houston Refining prospectively from August 16, 2006. For periods prior to August 16, 2006, Houston Refining was accounted for as an equity investment.
(b)	Includes elimination of intersegment transactions and items not allocated to segments.

Table 10—Reconciliation of Segment EBITDA to Net Income

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2006	December 31,
(Millions of dollars)	2006	2005		2006	2005
LYONDELL
Segment EBITDA:
Ethylene, Co-Products & Derivatives	$313	$438	$372	$1,361	$1,334
PO & Related Products	105	104	195	645	757
Inorganic Chemicals	(10)	26	25	92	128
Refining (a)	357	—	109	466	—
Other	(12)	(3)	4	64	(5)
Add:
Income (loss) from equity investment in Houston Refining (a)	—	(16)	(104)	73	123
Deduct:
Depreciation and amortization	(238)	(184)	(205)	(805)	(729)
Interest expense, net	(179)	(141)	(158)	(590)	(603)
Provision for income taxes	(86)	(59)	(48)	(410)	(219)
Charges related to impairment of assets	(3)	(7)	(112)	(121)	(210)
Debt prepayment premiums and charges	(19)	(17)	(21)	(40)	(45)

Lyondell net income	$228	$141	$57	$735	$531

Refining EBITDA (b)		$7	$(54)	$690	$348
Deduct:
Depreciation and amortization		(30)	(44)	(161)	(116)
Interest expense, net		(12)	(17)	(56)	(38)
Income taxes		—	8	—	—

Houston Refining net income (loss)		$(35)	$(107)	$473	$194

Lyondell’s income from equity investment in Houston Refining (c)			$(104)	$73
Less: Accretion of Lyondell’s investment in Houston Refining (d)			(1)	(5)

Lyondell’s 58.75% shares of Houston Refining net income			(105)	68
Partner’s 41.25% share of Houston Refining net income			(74)	47

Houston Refining net income—pre acquisition, 100% basis			(179)	115
Add (deduct):
Interest expense, net—pre acquisition			8	31
Income taxes—pre acquisition			(8)	—

Houston Refining operating income—pre acquisition			(179)	146
Houston Refining operating income—post acquisition (e)			81	383

Houston Refining operating income—100% basis			(98)	529

Interest expense, net			(17)	(56)
Income taxes			8	—

Houston Refining net income			$(107)	$473

(a)	The Refining segment information reflects the consolidation of Houston Refining prospectively from August 16, 2006. For periods prior to August 16, 2006, Houston Refining was accounted for as an equity investment.
(b)	The Refining information presented represents operating results of Houston Refining on a 100 percent basis. The effects of the August 2006 Acquisition are included prospectively from the date of acquisition.
(c)	See Table 11 for Lyondell’s income from equity investment in Houston Refining.
(d)	Lyondell’s income from its investment in Houston Refining consisted of Lyondell’s share of Houston Refining net income and accretion of Lyondell’s investment in Houston Refining up to its underlying equity in Houston Refining’s assets.
(e)	See Table 9 for reconciliation of Houston Refining or Refining segment operating income to consolidated Lyondell operating income.

Table 11—Lyondell Unaudited Income Statement Information (a)

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2006	December 31,
(Millions of dollars, except per share data)	2006	2005		2006	2005
Sales and other operating revenues	$6,245	$5,000	$6,154	$22,228	$18,606
Cost of sales	5,540	4,486	5,481	19,772	16,494
Asset impairments	3	7	112	121	210
Selling, general and administrative expenses	164	121	156	620	543
Research and development expenses	24	23	23	94	91

Operating income	514	363	382	1,621	1,268
Income (loss) from equity investment in Houston Refining (b)	—	(16)	(104)	73	123
Income (loss) from other equity investments	1	(1)	2	5	1
Interest expense, net	(179)	(141)	(158)	(590)	(603)
Other income (expense), net	(22)	(5)	(17)	36	(39)

Income before income taxes	314	200	105	1,145	750
Provision for income taxes	86	59	48	410	219

Net income	$228	$141	$57	$735	$531

Basic earnings per share	$0.92	$0.57	$0.23	$2.97	$2.16

Diluted earnings per share	$0.87	$0.54	$0.22	$2.83	$2.04

Weighted average shares (in millions):
Basic	248.4	246.7	247.7	247.6	245.9

Diluted	261.4	260.3	260.5	260.3	259.9

(a)	Results of operations reflect the consolidation of Houston Refining prospectively from August 16, 2006. For periods prior to August 16, 2006, Houston Refining was accounted for as an equity investment.
(b)	Includes a $176 million charge for the three months ended September 30, 2006 and twelve months ended December 31, 2006 representing Lyondell's 58.75 percent share of the $300 million cost to terminate Houston Refining's previous crude supply agreement.

Table 12—Lyondell Unaudited Cash Flow Information (a)

	For the twelve months ended December 31,
(Millions of dollars)	2006	2005
Net income	$735	$531
Adjustments:
Depreciation and amortization	805	729
Asset impairments	121	210
Equity investments—
Amounts included in net income	(78)	(124)
Distributions of earnings	73	123
Deferred income taxes	42	142
Debt prepayment premiums and charges	40	45
Changes in assets and liabilities:
Accounts receivable	60	(156)
Inventories	(237)	(94)
Accounts payable	(215)	292
Other, net	(124)	(104)

Cash provided by operating activities	1,222	1,594

Acquisition of Houston Refining, net of cash acquired	(2,505)	—
Contributions and advances to affiliates	(86)	(148)
Expenditures for property, plant and equipment	(400)	(249)
Distributions from affiliates in excess of earnings	117	183
Other	6	3

Cash used in investing activities	(2,868)	(211)

Issuance of long-term debt	4,357	100
Repayment of long-term debt (b)	(2,677)	(1,512)
Dividends paid	(223)	(222)
Proceeds from stock option exercises	27	48
Other	7	6

Cash provided by (used in) financing activities	1,491	(1,580)

Effect of exchange rate changes on cash	8	(14)

Decrease in cash and cash equivalents	$(147)	$(211)

(a)	Houston Refining became a wholly-owned subsidiary as of August 16, 2006. Prior to August 16, 2006, Lyondell's investment in Houston Refining was accounted for on an equity basis.
(b)	Includes prepayment premiums in the twelve months ended December 31, 2006 and 2005 of $39 million and $46 million, respectively.

Table 13—Lyondell Unaudited Balance Sheet Information (a)

(Millions of dollars)	December 31, 2006	December 31, 2005
Cash and cash equivalents	$446	$593
Accounts receivable, net	2,168	1,677
Inventories	2,259	1,657
Prepaid expenses and other current assets	164	176
Deferred tax assets	148	198

Total current assets	5,185	4,301
Property, plant and equipment, net	9,147	6,530
Investments and long-term receivables:
Investment in PO joint ventures	778	776
Investment in and receivable from Houston Refining	—	186
Other investments and long-term receivables	118	114
Goodwill, net	2,193	2,245
Other assets, net	938	828

Total assets	$18,359	$14,980

Current maturities of long-term debt	$22	$319
Accounts payable	2,096	1,453
Accrued liabilities	1,082	797

Total current liabilities	3,200	2,569
Long-term debt	8,018	5,974
Other liabilities	1,661	1,786
Deferred income taxes	1,568	1,463
Minority interest	174	180
Stockholders' equity (248,970,570 and 247,050,234 shares outstanding at December 31, 2006 and December 31, 2005, respectively)	3,738	3,008

Total liabilities and stockholders' equity	$18,359	$14,980

(a)	Reflects Lyondell and its consolidated subsidiaries including Houston Refining at December 31, 2006. Prior to August 16, 2006, Lyondell's investment in Houston Refining was accounted for on an equity basis.

Table 14—Lyondell Selected Equity Investment Activity

(Millions of dollars)	For the twelve months ended December 31, 2006	For the twelve months ended December 31, 2005
Investment in Houston Refining, beginning of period	$(90)	$(37)
Lyondell's share of Houston Refining net income	73	123
Cash distributions from Houston Refining	(190)	(303)
Cash contributions to Houston Refining	64	128
Consolidation of Houston Refining	143	—
Other	—	(1)

Investment in Houston Refining, end of period	$—	$(90)

	December 31, 2006	December 31, 2005
Investment in and receivable from Houston Refining
Investment in Houston Refining	$—	$(90)
Houston Refining note receivable	—	229
Houston Refining interest receivable	—	47

Total	$—	$186

Table 15—Refining Segment Throughput Margin and Reconciliation to Unaudited Refining Segment Operating Income

(Millions of dollars)	For the three months ended December 31, 2006
Refining Throughput Margin:
Sales and other operating revenues (a)	$2,065
Crude oil and feedstock costs	1,555

Throughput margin	510
Operating expenses	201
Selling, general and administrative expense	7

Refining operating income (a)	$302

(a)	See Table 9 for reconciliation of Refining segment sales and other operating revenues and operating income to Lyondell sales and other operating revenues and operating income.

Tables 16 through 21 represent additional financial information on a 100% basis for Equistar and Millennium

Table 16—Equistar Unaudited Income Statement Information (a)

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2006	December 31,
(Millions of dollars)	2006	2005		2006	2005
Sales and other operating revenues (b)	$2,971	$3,258	$3,480	$12,765	$11,686
Cost of sales	2,713	2,847	3,151	11,562	10,487
Asset impairment	—	—	135	135	—
Selling, general and administrative expenses	47	47	54	210	198
Research and development expenses	9	8	8	34	33

Operating income	202	356	132	824	968
Interest expense, net	(50)	(54)	(55)	(210)	(218)
Other income (expense)	—	—	1	—	(2)

Net income (c)	$152	$302	$78	$614	$748

(a)	Represents information for Equistar on the basis reflected in Equistar's financial statements as filed in its Annual Report on Form 10-K.
(b)	Sales and other operating revenues include sales to affiliates.
(c)	As a partnership, Equistar is not subject to federal income taxes.

Table 17—Equistar Unaudited Balance Sheet Information (a)

(Millions of dollars)	December 31, 2006	December 31, 2005
Cash and cash equivalents	$133	$215
Accounts receivable, net	1,167	924
Inventories	809	657
Prepaid expenses and other current assets	49	53

Total current assets	2,158	1,849
Property, plant and equipment, net	2,846	3,063
Investments	59	58
Other assets, net	296	350

Total assets	$5,359	$5,320

Current maturities of long-term debt	$—	$150
Accounts payable	905	735
Accrued liabilities	312	275

Total current liabilities	1,217	1,160
Long-term debt	2,160	2,161
Other liabilities and deferred revenues	378	416
Partners' capital	1,604	1,583

Total liabilities and partners' capital	$5,359	$5,320

(a)	Represents information for Equistar on the basis reflected in Equistar's financial statements as filed in its Annual Report on Form 10-K.

Table 18—Equistar Unaudited Cash Flow Information (a)

	For the twelve months ended December 31,
(Millions of dollars)	2006	2005
Net income	$614	$748
Adjustments:
Depreciation and amortization	324	322
Asset impairment	135	—
Deferred maintenance turnaround expenditures	(12)	(51)
Changes in assets and liabilities:
Accounts receivable	(243)	(96)
Inventories	(156)	(69)
Accounts payable	168	197
Other, net	(23)	(4)

Cash provided by operating activities	807	1,047

Expenditures for property, plant and equipment	(168)	(153)
Other	2	3

Cash used in investing activities	(166)	(150)

Distributions to owners	(575)	(725)
Repayment of long-term debt	(150)	(1)
Other	2	5

Cash used in financing activities	(723)	(721)

Increase (decrease) in cash and cash equivalents	$(82)	$176

(a)	Represents information for Equistar on the basis reflected in Equistar's financial statements as filed in its Annual Report on Form 10-K.

Table 19—Millennium Unaudited Income Statement Information (a)

	For the three months ended			For the twelve months ended
	December 31,		September 30, 2006	December 31,
(Millions of dollars)	2006	2005		2006	2005
Sales and other operating revenues (b)	$459	$502	$496	$1,948	$1,959
Cost of sales	415	478	434	1,732	1,715
Selling, general and administrative expenses	47	29	33	160	196
Research and development expenses	7	6	6	26	23
Asset impairments	3	7	6	15	15

Operating income (loss)	(13)	(18)	17	15	10
Interest expense, net	(19)	(39)	(19)	(71)	(112)
Other income (expense), net (c)	—	3	2	23	(19)

Loss before equity investment, minority interest and income taxes	(32)	(54)	—	(33)	(121)
Income from equity investment in Equistar	45	89	23	181	221

Income before income taxes and minority interest	13	35	23	148	100
Provision for (benefit from) income taxes	14	36	6	(17)	67

Income (loss) before minority interest	(1)	(1)	17	165	33
Minority interest	—	(1)	—	(2)	(5)

Net income (loss)	$(1)	$(2)	$17	$163	$28

(a)	Represents information for Millennium on the basis reflected in Millennium's financial statements as filed in its Annual Report on Form 10-K.
(b)	Sales and other operating revenues include sales to affiliates.
(c)	Other income (expense), net, for the twelve months ended December 31, 2006 included net credits of $30 million related to resolution of prior years' income tax issues.

Table 20—Millennium Unaudited Balance Sheet Information (a)

(Millions of dollars)	December 31, 2006	December 31, 2005
Cash and cash equivalents	$121	$279
Accounts receivable, net	347	361
Inventories	440	429
Prepaid expenses and other current assets	31	64
Deferred tax assets	69	15

Total current assets	1,008	1,148
Property, plant and equipment, net	651	647
Investments in Equistar	470	464
Goodwill	104	104
Other assets, net	101	110

Total assets	$2,334	$2,473

Current maturities of long-term debt	$4	$169
Accounts payable	330	367
Accrued liabilities	174	156

Total current liabilities	508	692
Long-term debt	849	966
Other liabilities	621	644
Deferred income taxes	163	167
Minority interest	45	42
Stockholder's equity (deficit) (1,000 shares authorized; 661 shares issued at December 31, 2006 and 2005)	148	(38)

Total liabilities and stockholder's equity	$2,334	$2,473

(a)	Represents information for Millennium on the basis reflected in Millennium's financial statements as filed in its Annual Report on Form 10-K.

Table 21—Millennium Unaudited Cash Flow Information (a)

	For the twelve months ended December 31,
(Millions of dollars)	2006	2005
Net income	$163	$28
Adjustments:
Asset impairments	15	15
Depreciation and amortization	101	107
Debt prepayment charges and premiums	7	11
Deferred income taxes	(48)	(4)
Equity investment in Equistar—
Amounts included in net income	(181)	(221)
Distributions of earnings	170	214
Changes in assets and liabilities:
Accounts receivable	28	(28)
Inventories	5	(20)
Accounts payable	(50)	77
Other, net	(17)	96

Cash provided by operating activities	193	275

Expenditures for property, plant and equipment	(66)	(60)
Other	1	—

Cash used in investing activities	(65)	(60)

Repayment of long-term debt	(289)	(374)
Issuance of long-term debt	1	100
Distributions to minority interests	(1)	(6)
Other	(1)	8

Cash used in financing activities	(290)	(272)

Effect of exchange rate changes on cash	4	(8)

Decrease in cash and cash equivalents	$(158)	$(65)

(a)	Represents information for Millennium on the basis reflected in Millennium's financial statements as filed in its Annual Report on Form 10-K.